PROFIT CORPORATION

ARTICLES OF AMENDMENT

1.

Corporation Name

Crown Marketing

2.

Article(s) FIRST is amended as follows:

The name of the Corporation shall be Crown Marketing

3.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

n/a

4.

The amendment was adopted on 02/18/2014.

5.

If the amendment was adopted by ht incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

n/a

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by the shareholders in the manner required by the Wyoming Business Corporation Act and by the Articles of Incorporation.

Signature

/s/ Jay Hooper

Date:

02/08/2014

Jay Hooper

President